As filed with the Securities and Exchange Commission on [            ], 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST AVENUE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1869023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 Court Square, Suite 202, Charlottesville, VA 22902

(Address of principal executive offices, including zip code)

FIRST AVENUE NETWORKS, INC. STOCK OPTION PLAN

(Full title of the plan)

Sandra Thomas Watson

Chief Financial Officer

First Avenue Networks, Inc.

230 Court Square, Suite 202

Charlottesville, VA 22902

(434) 220-4988

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel F. Freedman, Esq.

Ropes & Gray LLP

One International Place

Boston, MA 02110

617-951-7000

617-951-7050 (facsimile)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee

Common Stock, $0.001 par value per share	1,440,000 shares(1)	$0.14 for 1,388,717 shares $1.75 for 51,283 shares	$ $	194,420 89,745	$22.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.
(2)	The offering price for shares subject to options outstanding on the date hereof is the actual exercise price of such options. Of the 1,440,000 shares to be registered hereunder, 1,388,717 are subject to options at an exercise price of $0.14. The offering price of the remaining 51,283 shares not subject to options on the date hereof of $1.75 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h)(1) on the basis of the average of the bid and ask price for the Common Stock as reported on the Over-the-Counter Bulletin Board on October 31, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

First Avenue Networks, Inc. (the “Registrant”) hereby incorporates the following documents herein by reference:

(a)	The Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 26, 2003.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 filed with the Commission on April 30, 2003, June 30, 2003 filed with the Commission on August 7, 2003 and September 30, 2003 filed with the Commission on October 31, 2003.

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2003.

(d)	The description of the Registrant’s common stock, which is contained in Item 1 of the Registrant’s Amendment No. 1 to Form 8-A filed by the Registrant with the Commission pursuant to Section 12 of the Exchange Act on February 28, 2002, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s amended and restated certificate of incorporation provides that the registrant shall indemnify its directors and officers to the full extent permitted by the General Corporation Law. The Registrant’s amended and restated certificate of incorporation also provides that the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the registrant’s amended and restated certificate of incorporation provides that the limitation of liability provided for therein shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s amended and restated by-laws provide that the Registrant shall indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law and shall provide for the advancement of expenses to such persons.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Title

4.1	First Avenue Networks, Inc. Stock Option Plan.

4.2	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Annual Report on Form 10-K filed with the Commission on February 28, 2002).

4.3	Amendment to Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.2 to the Annual Report on Form 10-K filed with the Commission on February 28, 2002).

4.4	Amended and Restated By-laws of the Registrant (previously filed as Exhibit 3.3 to the Annual Report on Form 10-K filed with the Commission on February 28, 2002).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page in Part II).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, The Commonwealth of Virginia, on this 5th day of November, 2003.

FIRST AVENUE NETWORKS, INC.

By:	/s/ DEAN M. JOHNSON

Name:	Dean M. Johnson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dean M. Johnson and Sandra Thomas Watson, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by First Avenue Networks, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DEAN M. JOHNSON	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2003
DEAN M. JOHNSON

/s/ SANDRA THOMAS WATSON	Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2003
SANDRA THOMAS WATSON

/s/ WHARTON B. RIVERS, JR.	Director	November 5, 2003
WHARTON B. RIVERS, JR.

/s/ RICHARD L. SHORTEN, JR.	Director	November 5, 2003
RICHARD L. SHORTEN, JR

/s/ NEIL SUBIN	Director	November 5, 2003
NEIL SUBIN

/s/ MATTHEW J. TEPLITZ	Director	November 5, 2003
MATTHEW J. TEPLITZ

/s/ R. TED WESCHLER	Director	November 5, 2003
R. TED WESCHLER

EXHIBIT INDEX

Exhibit No.	Title

4.1	First Avenue Networks, Inc. Stock Option Plan.

4.2	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Annual Report on Form 10-K filed with the Commission on February 28, 2002).

4.3	Amendment to Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.2 to the Annual Report on Form 10-K filed with the Commission on February 28, 2002).

4.4	Amended and Restated By-laws of the Registrant (previously filed as Exhibit 3.3 to the Annual Report on Form 10-K filed with the Commission on February 28, 2002).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page in Part II).